SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 5, 2016

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 5, 2016, Ministry Partners Investment Company, LLC’s (the “Company”), entered into an Employment Agreement with Joseph W. Turner, Jr. (the “Agreement”).  Mr. Turner has been serving as the Chief Executive Officer and President of both the Company and its wholly-owned subsidiary, Ministry Partners Securities, LLC, (“MP Securities”) since December 3, 2015.  Mr. Turner does not have any family relationships with any of the Company’s Board of Managers or Executive Officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.    With the adoption of the Agreement, Mr. Turner’s previous Employment Agreement with the Company’s wholly-owned subsidiary, Ministry Partners Securities, LLC has been terminated.

Pursuant to the Agreement, Mr. Turner will serve as the Company President and Chief Executive Officer for an initial one-year term.  On each subsequent year thereafter, the Agreement will renew automatically, unless either party provides the other party with written notice at least three months prior to the expiration of the term.  Mr. Turner will continue to serve as the Chief Executive Officer of the Company’s wholly-owned subsidiary, MP Securities.  No additional salary or compensation benefits will be paid to Mr. Turner when serving as Chief Executive Officer and President of MP Securities.    Mr. Turner will receive a base salary of $230,000 per year and will be eligible to receive additional bonus awards, supplemental retirement, and deferred compensation awards adopted by the Company’s Board of Directors for its executive officers.  Under the terms of the Employment Agreement, Mr. Turner is eligible for a 2016 bonus award not to exceed 30% of his base salary, subject, however to any vesting, performance or other terms and conditions the Board may impose.

Under the Agreement, Mr. Turner will also be eligible to receive reimbursement for ordinary, necessary and reasonable business expenses reasonably incurred by him in the performance of his duties hereunder; provided, that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures.

The Company has further agreed to develop a long-term incentive award for Mr. Turner that will be based on increasing the value of the Company’s equity units.  The amount, payment terms, vesting, performance, form of such award and payment triggers shall be approved, amended or modified by the Company’s Board of Managers in its sole discretion.

Mr. Turner’s employment may be terminated by either party at any time and will be deemed to be an “at-will” employment arrangement.  If Mr. Turner’s employment is terminated by reason of his resignation for “good reason”, involuntary termination without “cause”, or his employment is terminated in connection with a “change in control” event, he will be entitled to receive six months of base salary payable in a lump sum less applicable withholdings plus a pro-rated portion of the target bonus then in effect for such year, if any. No more than twelve months of severance may be paid under the terms of the Agreement.  For each year of service completed with the Company or MP Securities, Mr. Turner will be entitled to an additional two months of severance benefits; provided, however, that no more than twelve months of severance benefits shall be paid under this Agreement upon the occurrence of a qualifying termination event.  For purposes of this Agreement, the Company and Mr. Turner agreed that he had completed five years of service with the Company and/or MP Securities and, as a consequence, was fully vested and entitled to the maximum severance benefits under the Agreement.  In addition, Mr. Turner will be entitled to receive reimbursement for his and his covered dependents health insurance premiums for a period of twelve months after his termination of employment to procure health insurance benefits otherwise provided by the Company to its senior executive officers.  In the event Mr. Turner’s employment is terminated by reason of death, disability, for “cause” or he voluntarily terminates without “good reason”, no severance obligation will be incurred and the Company will be obligated to pay only those accrued obligations for salary, any bonus or other award that has vested, been earned and legally obligated to be paid by the Company prior to the termination date.

Under the terms of the Agreement, Mr. Turner will be subject to certain confidentiality, non-solicitation, non-disparagement and restrictive covenants described in the Agreement.

The foregoing descriptions of the Agreement are qualified in their entirety by the text of such Agreement, a copy of which is attached as Exhibit 10.19 to the Company’s Form 8-K dated May 10, 2016.

Item 9.01Financial Statements and Exhibits.

The following exhibits are attached herewith:

Exhibit No.	Description
10.19	Employment Agreement dated May 5, 2016 by and between Ministry Partners Investment Company, LLC and Joseph Turner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 10, 2016MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ R. Michael Lee

R. Michael Lee

Chairman of the Board of Managers